Exhibit 99.1

Vine Energy Inc. Announces Proposed Offering of $950 Million of Senior Unsecured Notes

March 29, 2021

PLANO, TX—(BUSINESS WIRE)—Vine Energy Inc. (“Vine”) announced today that its subsidiary, Vine Energy Holdings LLC (“Vine Holdings”), intends to offer $950 million in aggregate principal amount of senior unsecured notes due 2029 (the “New Notes”) in a private placement to eligible purchasers, subject to market conditions.

Vine Holdings intends to use the net proceeds from the offering, along with cash on hand, to (i) fund the redemption (the “Redemption”) of all of the outstanding 8.75% Senior Notes due 2023 and 9.75% Senior Notes due 2023 issued by Vine Holdings and (ii) pay any premiums, fees and expenses related to the Redemption, including accrued and unpaid interest, and the issuance of the New Notes.

The New Notes will be offered only to persons reasonably believed to be qualified institutional buyers in an offering exempt from registration in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act. The New Notes and related guarantees have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act or any applicable state securities laws.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the New Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the New Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Vine Energy Inc.

Based in Plano, Texas, Vine Energy Inc. is an energy company focused on the development of natural gas properties in the stacked Haynesville and Mid-Bossier shale plays in the Haynesville Basin of Northwest Louisiana.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the offering and the anticipated use of the net proceeds therefrom. These forward-looking statements represent Vine’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Vine’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These include, but are not limited to, statements regarding the terms of the offering and the intended use of proceeds therefrom.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Vine does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Vine to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the Securities and Exchange Commission (“SEC”) in connection with Vine’s initial public offering. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in Vine’s filings and reports with the SEC, including such prospectus.

U.S. Investor / Media Relations Contact:

David Erdman

(469) 605-2480

IR@VineEnergy.com

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